Exhibit 99.1
Press Release
Netezza Announces Second Quarter Fiscal 2008 Financial Results
Revenue Increases 60% Over the Prior Year’s Second Fiscal Quarter and 80% Over the Prior Fiscal Year’s First Half
Framingham, Mass. — August 23, 2007 — Netezza Corporation (NYSE Arca: NZ) today announced its financial results for the second fiscal quarter ended July 31, 2007.
Highlights:
•	Revenue for the second quarter of fiscal 2008 increased 60% to $28.4 million compared with $17.8 million for the same period one year ago. Revenue for the first half of fiscal 2008 increased 80% to $53.7 million compared with $29.8 million for the same period one year ago.

•	Gross profit for the second quarter of fiscal 2008 increased to $17.0 million compared with $10.6 million for the same period one year ago. Gross profit for the first half of fiscal 2008 increased to $32.3 million compared with $17.7 million for the same period one year ago.

•	Stock-based compensation expenses were $0.9 million in the second quarter of fiscal 2008 compared with $0.1 million for the same period one year ago. Stock-based compensation expenses were $1.8 million for the first half of fiscal 2008 compared with $0.2 million for the same period one year ago.

•	Operating loss for the second quarter of fiscal 2008 was $0.5 million compared with an operating loss of $2.2 million for the same period one year ago. Operating loss for the first half of fiscal 2008 was $2.1 million compared with an operating loss of $6.5 million for the same period one year ago.

•	Net loss for the second quarter of fiscal 2008 was $1.0 million compared with a net loss of $1.9 million for the same period one year ago. Net loss for the first half of fiscal 2008 was $2.9 million compared with a net loss of $6.0 million for the same period one year ago.

•	Net loss per share for the second quarter of fiscal 2008 was $0.19 compared with a net loss per share of $0.46 for the same period one year ago. Net loss per share for the first half of fiscal 2008 was $0.55 compared with a net loss per share of $1.24 for the same period one year ago.

•	Netezza closed its initial public offering on July 24, 2007, raising proceeds of $113.2 million net of expenses.
Jit Saxena, Netezza’s chairman and chief executive officer, stated, “We are very pleased with our results for the quarter ended July 31, 2007. We continued to see good demand for our products both from new customers as well as from our existing customers and across different vertical markets. Our continued investments in product development and in our distribution channels continue to expand our opportunities and position us very well for the future.”

Financial Guidance:
“Based on the current momentum in the marketplace, our expected revenue for our full fiscal 2008 is in the range of $114 — $116 million and we expect to continue to see improvement at the operating income level,” said Patrick Scannell, senior vice president and chief financial officer of Netezza.
Second Quarter Conference Call:
Netezza will host a conference call and webcast at 4:30 PM Eastern Time (1:30 PM Pacific Time) on August 23, 2007 to discuss its second fiscal quarter results and business outlook.
The conference call can be accessed by dialing +1-866-510-0710 for participants in the United States and by dialing +1-617-597-5378 for participants outside the United States. The passcode for the conference call is 97931534. A telephonic replay of the conference call will also be available two hours after the call and will run for two weeks. The replay can be accessed by dialing +1-888-286-8010 for participants in the United States and by dialing +1-617-801-6888 for participants outside the United States. The passcode for the replay is 92918343.
The webcast will be accessible from the “Investor Relations” section of Netezza’s website (http://www.netezza.com). The webcast will be archived on Netezza’s website for a period of one year.
About Netezza Corporation:
Netezza is a leading provider of data warehouse appliances. The Netezza Performance Server data warehouse appliance integrates database, server and storage platforms in a purpose-built system to perform detailed queries and analyses on large volumes of stored data. Recognizing the limitations of traditional data warehouse solutions, Netezza designed its NPS family of data warehouse appliances specifically for analysis of terabytes of data 10 to 100 times faster than traditional solutions, with a lower total cost of ownership and greater ease of use. Netezza is headquartered in Framingham, MA and has offices in Washington, DC, the United Kingdom, Australia, Japan, Korea and Canada. For more information about Netezza, please visit www.netezza.com.

For Netezza Investors:
The statements set forth above include forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to Netezza’s future financial performance and Netezza’s business prospects. These statements involve risk and uncertainties, including: market demand for our products; our limited operating history and history of losses; quarterly fluctuation of our business; our ability to attract and retain key personnel; competition in the data warehouse market; our dependence on certain key customers; our ability to protect our patents and intellectual property; our ability to defend against third party infringement claims, other litigation and contingent liabilities; and risks relating to operating internationally. For a further list and description of risks and uncertainties that could cause actual results to differ materially from those contained in the forward looking statements in this release, we refer you to the “Risk Factors” section of Netezza’s prospectus dated July 18, 2007, which is on file with the SEC and is available on Netezza’s investor relations website at http://www.netezza.com and on the SEC website at http://www.sec.gov. In addition, the forward-looking statements included in this press release represent our views as of August 23, 2007. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to August 23, 2007.

Netezza Corporation
Consolidated Statement of Operations
(in thousands, except per share amounts)
(unaudited)

	For the three months ended		For the six months ended
	July 31,		July 31,
	2007	2006	2007	2006
Revenue
Product	$22,933	$14,389	$43,510	$23,278
Services	5,467	3,395	10,232	6,504

Total revenue	28,400	17,784	53,742	29,782

Cost of revenue
Product	9,481	6,046	17,876	9,611
Services	1,956	1,109	3,604	2,434

Total cost of revenue	11,437	7,155	21,480	12,045

Gross Profit	16,963	10,629	32,262	17,737

Operating Expenses
Sales and marketing	9,962	7,217	19,631	13,590
Research and development	5,572	4,321	11,056	8,547
General and administrative	1,905	1,247	3,660	2,099

Total operating expenses	17,439	12,785	34,347	24,236

Operating loss	(476)	(2,156)	(2,085)	(6,499)

Interest income	195	99	217	219
Interest expense	502	196	715	288
Other income, net	51	360	220	545

Loss before income taxes	$(732)	$(1,893)	$(2,363)	$(6,023)

Provision for income taxes	291	—	565	—

Net loss	$(1,023)	$(1,893)	$(2,928)	$(6,023)

Accretion to preferred stock	1,370	1,483	2,853	2,966

Net loss attributable to common stockholders	$(2,393)	$(3,376)	$(5,781)	$(8,989)

Net loss per common share:
Basic	$(0.19)	$(0.46)	$(0.55)	$(1.24)
Diluted	$(0.19)	$(0.46)	$(0.55)	$(1.24)

Shares used in per common share calculations:
Basic	12,374	7,272	10,444	7,230
Diluted	12,374	7,272	10,444	7,230

Stock-based compensation included in above figures:
Cost of product revenue	$23	$3	$45	$6
Cost of services revenue	27	3	53	4
Sales and marketing	257	57	506	69
Research and development	177	32	325	52
General and administrative	452	52	886	86

Total	$936	$147	$1,815	$217

Netezza Corporation
Condensed Consolidated Balance Sheet
(in thousands)

	July 31,	January 31,
	2007	2007
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$116,558	$5,018
Accounts receivable	18,855	31,834
Inventory	33,176	26,239
Other current assets	3,984	1,370

Total current assets	172,573	64,461

Property and equipment, net	5,588	4,228
Restricted cash	379	379
Other long-term assets	153	131

Total assets	$178,693	$69,199

Liabilities, convertible redeemable preferred stock and stockholders’ equity (deficit)

Current liabilities
Accounts payable	$3,212	$12,683
Accrued expenses	8,890	8,678
Current portion of note payable to bank	—	2,436
Refundable exercise price for restricted stock	—	24
Deferred revenue	24,150	14,741

Total current liabilities	36,252	38,562
Long-term deferred revenue	13,290	9,765
Note payable to bank, net of current portion	—	4,099
Preferred stock warrant liability	—	765

Total liabilities	49,542	53,191

Total convertible redeemable preferred stock	—	97,131

Total stockholders’ equity (deficit)	129,151	(81,123)

Total liabilities, convertible redeemable preferred stock and stockholders’ equity (deficit)	$178,693	$69,199

Contact:
Investor Contact:
Patrick J. Scannell, Jr., Senior Vice President & Chief Financial Officer
+1-508-665-4623
ir@netezza.com
Media Contact:
Virginia Lux, Director of Marketing Communications
+1-508-665-5794
vlux@netezza.com